UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 30, 2016
BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Joinder and Amendment to Senior Secured Asset-Based Credit Facility

On June 30, 2016, Boise Cascade Company (the “Company”) and its principal operating subsidiaries, Boise Cascade Wood Products, L.L.C., and Boise Cascade Building Materials Distribution, L.L.C., as borrowers, and Boise Cascade Wood Products Holdings Corp., Chester Wood Products LLC, and Moncure Plywood LLC, as guarantors, ZB, N.A. DBA Zions First National Bank (“Zions”), as lender, and Wells Fargo Capital Finance, LLC, as administrative agent (the “Administrative Agent”), entered into a Joinder and Revolver Increase Agreement (the “Revolver Increase”) regarding the Company’s Amended and Restated Credit Agreement, dated as May 15, 2015 (as amended, restated, supplemented, or otherwise modified before the date of the Revolver Increase, the “Credit Agreement”). Pursuant to the Revolver Increase, the maximum amount available for revolving loans under the Credit Agreement increased from $350.0 million to $370.0 million, and Zions became a lender under the Credit Agreement and assumed the incremental $20.0 million of revolving commitments.

On June 30, 2016, the Company and the other borrowers and guarantors party to the Credit Agreement, also entered into the Third Amendment to the Credit Agreement (the “Amendment”) with the Administrative Agent, and the lenders party thereto, including Zions. The Amendment makes certain modifications to the definition of eligible accounts in the Credit Agreement to increase the concentration limit related to certain accounts owed to the borrowers for purposes of determining borrowing base.

The foregoing summaries of the Revolver Increase and the Amendment are qualified in their entirety by the complete text of such documents, copies of which will be filed as exhibits to the Company’s Form 10-Q for the second quarter of 2016.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: July 5, 2016